Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2012 relating to the consolidated financial statements and the consolidated financial statement schedule of Caesars Entertainment Corporation and the effectiveness of Caesars Entertainment Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Caesars Entertainment Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

June 27, 2012